UNITED STATES
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ATMEL CORPORATION

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Atmel Corporation issued the following press release on May 16, 2007.

N E W S     R E L E A S E

ATMEL SETS THE RECORD STRAIGHT REGARDING
THE PERLEGOS NOMINEES
SAN JOSE, CA, May 16, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today issued the following statement:
“With the special meeting approaching, we wanted to provide our shareholders with some very important facts:
•	The Perlegos nominees have turned a blind-eye to George Perlegos’s corporate malfeasance.
—	The Perlegos nominees supported him as interim CEO, denied that he did anything wrong, and substituted their judgment for that of the Delaware Chancery Court, which affirmed that Mr. Perlegos was properly terminated for cause.

—	George Perlegos stole from Atmel and its shareholders, and was responsible for widespread and intentional stock options backdating.
•	The Perlegos nominees are not ‘independent.’
—	George Perlegos has given written notice to the Company that he is paying each of them $100,000 to stand for election as his nominees at the special and annual meetings.

—	The $50,000 that each is being paid for serving as a nominee for the special meeting alone is more than the annual cash retainer that Atmel pays its directors elected by shareholders.

—	Why won’t the Perlegos nominees make their agreements with Mr. Perlegos public, so shareholders can review all of the arrangements that George Perlegos has made with his hand-picked, personally paid nominees? What are they trying to hide?

•	The Perlegos nominees are not qualified.
—	Only one of the Perlegos nominees has any semiconductor industry experience.

—	Only one of the Perlegos nominees has any public company board experience.

—	This compares to the more than 75 years of combined semiconductor experience of the five Atmel directors George Perlegos wants to remove and their more than 75 years of combined public company experience.
•	George Perlegos’s nominees have a record of failed oversight.
—	George Perlegos’s nominees specifically commend Joe Berardino, for his ‘oversight ability.’ Atmel shareholders should know that:
•	Mr. Berardino resigned in disgrace as CEO of Andersen Worldwide three weeks after Andersen was criminally indicted over its role in the Enron scandal.

•	Other accounting scandals during Mr. Berardino’s tenure include WorldCom, Global Crossing, Qwest and Waste Management.

•	These scandals caused the demise of his firm, which, as reported in a BusinessWeek cover story, ‘represented an unimaginable failure of leadership and governance,’ and ‘cost investors more than $300 billion and have put tens of thousands of people out of work.’*

•	We believe Mr. Berardino is one of the last persons shareholders should want to serve on a Board and Audit Committee responsible for overseeing the qualifications, independence and performance of the outside auditor and the integrity of a company’s financial statements.
—	George Perlegos’s nominees tout Brian Bean’s ‘investment banking experience,’ but fail to disclose that he presided over the demise of Robertson Stephens when it was shut down following failed efforts to sell the franchise.

*	Permission to use quotation neither sought nor granted. “Joe Berardino’s Fall from Grace,” BusinessWeek, 08/12/02. http://www.businessweek.com/magazine/content/02_32/b3795001.htm

—	George Perlegos’s nominees also point to George Vandeman for his ‘corporate governance expertise.’ Atmel shareholders should know that:
•	He has a questionable track record with regard to corporate governance.

•	His only current public company board position is ValueVision Media, where he serves as Chairman of the Corporate Governance and Nominating Committee — yet, ValueVision has a Corporate Governance Quotient (CGQ) rating from ISS of only 19.8%, meaning that ValueVision’s corporate governance was outperformed by over 80% of other companies in its industry. In contrast, Atmel’s CGQ rating is 83.3%.

•	Mr. Vandeman’s only other public company board experience was at drkoop.com, which filed for Chapter 7 liquidation one year after he joined the Board.

•	Mr. Vandeman is a retired partner of Mr. Perlegos’s law firm.
•	George Perlegos and his nominees intend to charge Atmel’s shareholders for Mr. Perlegos’s $6 million bill for running his proxy campaign. Mr. Perlegos’s malfeasance has already cost Atmel millions. Now he wants millions more to finance his continuing vendetta against the directors who fired him for stealing from Atmel and its shareholders. George Perlegos has stated he intends to seek reimbursement from Atmel for his proxy bills if any of his nominees are elected, without submitting it to a vote by shareholders.
Atmel’s Board and new management team are executing on our plan to enhance shareholder value.
Our record of action and execution is evidenced by first quarter revenues that have outperformed the industry and analyst expectations, improving gross margins, and the 20% increase in Atmel’s stock price in the short period since Mr. Perlegos was fired for cause and a new management team appointed. Our success and Atmel’s transformation have just begun.”
Atmel’s Board of Directors unanimously recommends that shareholders vote AGAINST the Perlegos proposal by signing, dating and returning the Company’s WHITE proxy card TODAY, or by using the instructions on the WHITE proxy card to submit their vote by telephone or Internet.

If shareholders have any questions about how to vote their WHITE proxy, they should contact the firm assisting Atmel in the solicitation of proxies: Innisfree M&A Incorporated toll-free at (877) 456-3488.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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